As filed with the Securities and Exchange Commission on August 17, 2010

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Hornbeck Offshore Services, Inc.

(Exact name of registrant as specified in its charter)

Delaware	72-1375844
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

103 NORTHPARK BOULEVARD, SUITE 300

COVINGTON, LA 70433

(Address of Principal Executive Offices) (Zip Code)

SECOND AMENDED AND RESTATED

HORNBECK OFFSHORE SERVICES, INC.

INCENTIVE COMPENSATION PLAN

(Full title of the plan)

Todd M. Hornbeck

President, Chief Executive Officer and Chairman

Hornbeck Offshore Services, Inc.

103 Northpark Boulevard, Suite 300

Covington, Louisiana 70433

(985) 727-2000

(Name, address and telephone number, including area code, of agent for service)

With Copies to:

R. Clyde Parker, Jr., Esq.

Winstead PC

24 Waterway Avenue, Suite 500

The Woodlands, Texas 77380

(281) 681-5900

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Incentive Compensation Plan Common Stock, $0.01 par value per share (3)	700,000	$16.00	$11,200,000	$798.56

(1)	Pursuant to Rule 416, this registration statement also covers an indeterminable number of additional shares of the registrant’s common stock which may become issuable under the Second Amended and Restated Hornbeck Offshore Services, Inc. Incentive Compensation Plan by reason of any stock split, stock dividend, reverse stock split, combination of shares or any other similar increase or decrease in the number of the registrant’s common shares issued and outstanding.
(2)	Estimated pursuant to Rule 457(c) and (h) solely for purposes of calculating amount of registration fee and based upon the average of the high and low prices of the Common Stock of Hornbeck Offshore Services, Inc., as reported on the New York Stock Exchange on August 13, 2010.
(3)	Including associated preferred stock purchase rights. Prior to the occurrence of certain events, the preferred stock purchase rights will not be evidenced or traded separately from our common stock.

EXPLANATORY NOTE

Pursuant to General Instruction E on Form S-8 (Registration of Additional Securities), Hornbeck Offshore Services, Inc., a Delaware corporation, or the Registrant, is filing this Registration Statement on Form S-8 for the purpose of registering additional securities of the same class as other securities for which a Registration Statement on Form S-8 filed on September 17, 2004 (Registration No. 333-119109) relating to the Second Amended and Restated Hornbeck Offshore Services, Inc. Incentive Compensation, as amended from time to time (the “Plan”) is effective. The Registrant is increasing the number of shares of common stock to be issued under the Plan by 700,000 shares, from 3,500,000 shares to 4,200,000 shares. The stockholders of the Registrant approved an amendment to the Plan increasing the number of shares of common stock to be issued under the Plan by 700,000 shares, from 3,500,000 shares to 4,200,000 shares, at the annual meeting of stockholders on June 24, 2010. The Plan is an amendment and restatement of the Hornbeck Offshore Services, Inc. Amended and Restated Incentive Compensation Plan, as amended from time to time, which was effective in 2003 and which was itself an amendment and restatement of the Hornbeck Offshore Services, Inc. Incentive Compensation Plan, as amended from time to time, which was effective in 1997. The contents of the original Registration Statement on Form S-8 (Registration No. 333-119109) are hereby incorporated by reference and made a part hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Covington, State of Louisiana on August 17, 2010.

HORNBECK OFFSHORE SERVICES, INC.

By:	/s/ Todd M. Hornbeck
Todd M. Hornbeck President and Chief Executive Officer

KNOW ALL THESE MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Todd M. Hornbeck and James O. Harp, Jr., and each of them, either one of whom may act without joinder of the other, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all pre- and post-effective amendments to this registration statement, whether on Form S-8 or otherwise, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and each of them, or the substitute or substitutes of any or all of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

SIGNATURE	TITLE	DATE

/s/ Todd M. Hornbeck (Todd M. Hornbeck)	Chairman of the Board, President, Chief Executive Officer, and Director (Principal Executive Officer)	August 17, 2010

/s/ James O. Harp, Jr. (James O. Harp, Jr.)	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	August 17, 2010

/s/ Larry D. Hornbeck (Larry D. Hornbeck)	Director	August 17, 2010

/s/ Bruce W. Hunt (Bruce W. Hunt)	Director	August 17, 2010

/s/ Steven W. Krablin (Steven W. Krablin)	Director	August 17, 2010

/s/ Patricia B. Melcher (Patricia B. Melcher)	Director	August 17, 2010

/s/ Bernie W. Stewart (Bernie W. Stewart)	Director	August 17, 2010

/s/ David A. Trice (David A. Trice)	Director	August 17, 2010

EXHIBIT INDEX

Exhibit Number		Description of Exhibit

3.1	—	Second Restated Certificate of Incorporation of the Company, as amended (incorporated by reference to Exhibit 3.1 to the Company’s Form 10-Q for the quarter ended March 31, 2005).

3.2	—	Certificate of Designation of Series A Junior Participating Preferred Stock filed with the Secretary of State of the State of Delaware on June 20, 2003 (incorporated by reference to Exhibit 3.6 to the Company’s Registration Statement on Form S-1 dated September 19, 2003, Registration No. 333-108943).

3.3	—	Fourth Restated Bylaws of the Company adopted June 30, 2004 (incorporated by reference to Exhibit 3.3 to the Company’s Form 10-Q for the quarter ended June 30, 2004).

4.1	—	Indenture dated as of November 23, 2004 between the Company, the guarantors named therein and Wells Fargo Bank, National Association (as Trustee), including table of contents and cross-reference sheet (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed November 24, 2004).

4.2	—	Specimen 6.125% Series B Senior Note due 2014 (incorporated by reference to Exhibit 4.12 to the Company’s Registration Statement on Form S-4 dated December 22, 2004, Registration No. 333-121557).

4.3	—	Specimen stock certificate for the Company’s common stock, $0.01 par value (incorporated by reference to Exhibit 4.2 to the Company’s Registration Statement on Form 8-A dated March 25, 2004, Registration No. 001-32108).

4.4	—	Rights Agreement dated as of June 18, 2003 between the Company and Mellon Investor Services LLC as Rights Agent, which includes as Exhibit A the Certificate of Designations of Series A Junior Participating Preferred Stock, as Exhibit B the form of Right Certificate and as Exhibit C the form of Summary of Rights to Purchase Stock (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed July 3, 2003).

4.5	—	Amendment to Rights Agreement dated as of March 5, 2004 between the Company and Mellon Investor Services LLC as Rights Agent (incorporated by reference to Exhibit 4.13 to the Company’s Form 10-K for the period ended December 31, 2003).

4.6	—	Second Amendment to Rights Agreement dated as of September 3, 2004 by and between the Company and Mellon Investor Services, LLC as Rights Agent (incorporated by reference to Exhibit 4.3 to the Company’s Form 8-A/A filed September 3, 2004, Registration No. 001-32108).

4.7	—	Indenture dated as of November 13, 2006 by and among Hornbeck Offshore Services, Inc., the guarantors named therein, and Wells Fargo Bank, National Association, as Trustee (including form of 1.625% Convertible Senior Notes due 2026) (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed November 13, 2006).

4.8	—	Confirmation of OTC Warrant Confirmation dated as of November 7, 2006 by and between Hornbeck Offshore Services, Inc. and Jefferies International Limited (incorporated by reference to Exhibit 4.6 to the Company’s Current Report on Form 8-K filed November 13, 2006).

4.9	—	Confirmation of OTC Warrant Confirmation dated as of November 7, 2006 by and between Hornbeck Offshore Services, Inc and Bear, Stearns International Limited, as supplemented on November 9, 2006 (incorporated by reference to Exhibit 4.7 to the Company’s Current Report on Form 8-K filed November 13, 2006).

Exhibit Number		Description of Exhibit

4.10	—	Confirmation of OTC Warrant Confirmation dated as of November 7, 2006 by and between Hornbeck Offshore Services, Inc. and AIG-FP Structured Finance (Cayman) Limited, as supplemented on November 9, 2006 (incorporated by reference to Exhibit 4.8 to the Company’s Current Report on Form 8-K filed November 13, 2006).

4.11	—	Indenture dated as of August 17, 2009 by and among Hornbeck Offshore Services, Inc., the guarantors named therein, and Wells Fargo Bank, National Association, as Trustee (including form of 8% Senior Notes due 2017) (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed August 18, 2009).

4.12	—	Specimen 8% Series B Senior Note due 2017 (incorporated by reference to Exhibit 4.11 to the Company’s Registration Statement on Form S-4 dated September 29, 2009, Registration No. 333-162197).

*5	—	Opinion of Winstead PC.

10.1	—	Second Amended and Restated Hornbeck Offshore Services, Inc. Incentive Compensation Plan, effective May 2, 2006 (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed May 4, 2006).

10.2	—	Amendment to the Second Amended and Restated Hornbeck Offshore Services, Inc Incentive Compensation Plan, dated effective May 12, 2008 (incorporated by reference to Exhibit 10.4 to the Company’s Form 10-Q for the period ended March 31, 2008).

10.3	—	Second Amendment to the Second Amended and Restated Hornbeck Offshore Services, Inc. Incentive Compensation Plan, effective June 24, 2010 (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed June 30, 2010).

*23.1	—	Consent of Winstead PC (contained in Exhibit 5).

*23.2	—	Consent of Ernst & Young LLP.

*24	—	Powers of Attorney (set forth on the signature page).

_____________________________

*       Filed herewith.